EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statements of Asure Software, Inc. on Form S-3 (File Nos. 333-182828 and 333-216075) and Form S-8 (File Nos. 333-175186 and 333-215097) of our report dated March 17, 2017, with respect to our audits of the financial statements of Personnel Management Systems, Inc. as of December 31, 2016 and 2015 and for the years then ended, which report is included in this Current Report on Form 8-K/A of Asure Software, Inc. as of March 20, 2017.

/s/ Marcum llp

Marcum llp
Irvine, California
March 20, 2017